UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2008

TASKER PRODUCTS CORP.
(Exact name of Registrant as specified in its charter)

Delaware	0-32019	88-0426048
(State of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

21-00 Route 208
Fairlawn, NJ 07410
(Address of principal executive offices)

Registrant's telephone number: (201) 475-7329

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 27, 2008, the subscription period for the previously disclosed bridge financing of Tasker Products Corp. (the “Registrant”) expired. In connection with said financing, the Registrant sold promissory notes bearing interest at a rate of 12% per annum (the “Notes”). The Notes are due and payable on November 26, 2008 and are secured by all of the Registrant’s assets. The Registrant derived net proceeds of $1,910,000 prior to expenses of the offering and after giving effect to 20% original issue discount thereon. Purchasers of the Notes also received five-year warrants to purchase an aggregate of 31,820,600 shares of the Registrant’s shares of common stock at an exercise price of $0.06 per share (the “Warrants”).

The Notes and Warrants and any capital stock issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 8.01. Other Events.

As last reported in Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2008, Registrant had incurred, and is now incurring increasingly severe cash flow disruptions, which have been materially exacerbated by the national economic decline. As a consequence of the recent closure of the credit markets, especially for smaller companies such as the Registrant, Registrant's Board of Directors has concluded on September 29, 2008, notwithstanding the receipt of proceeds as discussed above, to immediately wind down the operations of the Registrant and seek legal counsel to implement an orderly liquidation under an appropriate insolvency proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tasker Products Corp.

Dated: October 2, 2008	By:	/s/ Lanny Dacus
Lanny Dacus
Chief Executive Officer